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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
First Community Financial Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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721 College Street, S.E.
P.O. Box 3800
Lacey, WA 98509-3800

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        NOTICE IS HEREBY GIVEN that, pursuant to the call of its directors, the regular Annual Meeting of Shareholders of First Community Financial Group, Inc. will be held at the Lacey Community Center, 6729 Pacific Avenue S.E., Lacey, Washington on Thursday, May 2, 2002, at 6:00 p.m., for the purpose of considering and voting upon the following matters:

  1.
  ELECTION OF DIRECTORS. To elect one Director for a term of one year expiring in the year 2003, or until a successor has been elected and qualified. To elect one Director for a term of two years expiring in the year 2004, or until a successor has been elected and qualified. To elect three Directors for a term of three years expiring in the year 2005, or until their successors have been elected and qualified.

  2.
  WHATEVER OTHER BUSINESS may properly be brought before the meeting or any adjournment of the meeting.

        Only those shareholders of record at the close of business on March 22, 2002, will be entitled to notice of, and to vote at the meeting.

By Order of the Board of Directors
Lacey, Washington April 4, 2002	/s/ JAMES F. ARNESON James F. Arneson Secretary

IMPORTANT: The prompt return of proxies will save FCFG the expense of further requests for proxies. You are urged to SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. If you do attend the meeting, you may then withdraw your Proxy and vote in person. Any person giving a Proxy may revoke it prior to its exercise.

FIRST COMMUNITY FINANCIAL GROUP, INC.
721 College Street, S.E.
P.O. Box 3800 (98509-3800)
Lacey, WA 98503

PROXY STATEMENT

        Date, Time and Place of Meeting.    This Proxy Statement and the accompanying Proxy are being first sent to shareholders on or about April 4, 2002, for use in connection with the Annual Meeting of Shareholders ("Annual Meeting") of First Community Financial Group, Inc. ("FCFG" or "Company") to be held on Thursday, May 2, 2002. Only those shareholders of record at the close of business on March 22, 2002 ("Record Date"), will be entitled to vote. The number of shares of FCFG's no par common stock, ("Common Stock"), outstanding and entitled to vote at the Annual Meeting is 2,186,681.

        Solicitation of Proxies.    The enclosed Proxy is solicited by and on behalf of the Board of Directors of FCFG and the cost of solicitation will be borne by FCFG. Solicitation may be made by directors and officers of FCFG and its subsidiary, First Community Bank ("FCB" or "Bank"), either by use of the mail, by telephone, facsimile or personal interview. FCFG does not expect to pay any compensation for the solicitation of proxies.

        Quorum.    The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions will be counted as shares present and entitled to vote at the Annual Meeting for purposes of determining the presence of a quorum. Broker non-votes will not be considered shares present and will not be included in determining whether a quorum is present.

        Voting on Matters Presented.    For each class of directors to be elected, the nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected. For example, there is one vacancy in the class of directors with terms expiring in 2004; therefore, the nominee for that class who receives the highest number of votes will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

        Voting of Proxies.    If the enclosed Proxy is duly executed and received in time for the meeting, it is the intention of the persons named in the Proxy to vote the shares represented by the Proxy FOR the nominees, unless otherwise directed. Any proxy given by a shareholder may be revoked before its exercise by written notice to FCFG, by a subsequently dated proxy, or in open meeting prior to the taking of the shareholder vote. The shares represented by properly executed, unrevoked proxies will be voted in accordance with the specifications in the Proxy. Shareholders have one vote for each share of Common Stock held, including the election of directors. Shareholders are not entitled to cumulate their votes in the election of directors.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

General

        FCFG's Bylaws provide that the number of directors must fall within a range of 5 and 9, the exact number to be determined by resolution of the Board of Directors. The size of the board has been fixed at eight (8) directors.

        If you abstain from voting either by Proxy or in person at the Annual Meeting, you will effectively vote "AGAINST" a nominee, because your votes cannot be deemed voted "FOR" a nominee. In addition, "broker non-votes" will have no effect because they are not considered "shares present" for voting purposes.

        Directors are elected for a term of three years or until their successors have been elected and qualified. FCFG's Articles of Incorporation require that the terms of the directors be staggered such that approximately one-third of the directors are elected each year. In order to maintain our class sizes as nearly-equal as possible as required by Washington law and our Articles of Incorporation, the Board has approved a proposal to nominate the following individuals for the class expiring in the year identified after their name: Mr. Sonny Bridges (2005); Ms. Linda E. Buckner (2005); Mr. E. Paul DeTray (2005); Mr. Larry Schorno (2004); and Mr. Jewell Manspeaker (2003). Mr. DeTray is currently a member of the Board. Ms. Buckner and Messrs. Bridges, Manspeaker, and Schorno are currently directors of First Community Bank and are first-time candidates for the Board of FCFG. The Board of Directors has no present knowledge that any nominee will refuse or be unable to serve. If a nominee should refuse or be unable to serve, your proxy will be voted for those persons subsequently designated by the Board of Directors to replace any or all nominees. Following the Annual Meeting, the Board will consist of three classes of directors.

        Other nominations, if any, may be made only in accordance with the prior notice provisions contained in the Company's Articles of Incorporation.

Director Nominees and Continuing FCFG Directors

LOWELL E. (SONNY) BRIDGES, (57). Owner, Bridges Restaurants.
FCB Board Member since 1993.

Mr. Bridges owns and operates Bridges Restaurant, Billy's Bar & Grill, Country Cousins, Ramblin' Jacks and Mercato Restaurant. He was also a member of the board of directors of Citizens First Bank until it was acquired by the Company and merged into First Community Bank.

LINDA BUCKNER, (53). Vice President and Owner, Strapco
FCB Board Member since 1994.

In addition to her work with Strapco, Ms. Buckner also provides consulting services related to interactive voice response systems. Her extensive community leadership posts include: Founder and Chair, Leadership Thurston County; President, Olympia/Thurston County Chamber of Commerce; member, Lacey Area Chamber of Commerce; Ms. Buckner also served on the boards of the Washington Center for the Performing Arts and the Thurston County Economic Development Commission.

E. PAUL DETRAY, (68). President, DeTray's Quality Homes.
FCB Board Member since 1979.
FCFG Board Member since 1984.

Mr. DeTray is one of the original directors of First Community Bank. In addition to operating the manufactured home retail company he founded in 1962, he also develops and owns retirement communities in Washington. Mr. DeTray is Director Emeritus and Past President, Manufactured Housing & Recreational Vehicle Association; member and Past Director, Washington Manufactured Housing Association; charter member and Past Director, Lacey Rotary; member, Olympia Master Builders and Lacey Thurston County Chamber of Commerce.

DR. JEWELL C. MANSPEAKER, (60). President & CEO, Grays Harbor College.
FCB Board Member since 1995.

Dr. Manspeaker serves on a wide variety of professional and civic boards and associations. He is a member and Past President, Board of Presidents, Washington Association of Community and Technical Colleges; member and Past Chair, Board of Directors, Communications Technology Center; member, Northwest Association of Colleges and Schools; member, American Association of Community Colleges; member and Past President, executive committee, Washington Association of Community and Technical College Administrators. Dr. Manspeaker also served on the board of directors of Citizens First Bank until it was merged into First Community Bank.

PATRICK L. MARTIN, (63). Chairman & CEO, Patrick's Carpet One.
FCB Board Member since 1980.
FCFG Board Member since 1984.

Mr. Martin also serves as a director of C.C.A. Global Partners, an international marketing company that owns and manages franchisees and cooperatives in mortgage, lighting and floorcovering. He is Past Chairman, Puget Sound Carpet Co-op; Past President, Washington State Floor Covering Association; and Past President, Lacey Rotary. In addition, Mr. Martin currently serves as the director of the Washington State Capital Museum and is president of the Thurston County Drug Court Foundation.

A. RICHARD PANOWICZ, (57). Chairman, Archives Northwest.
FCB Board Member since 1991.
FCFG Board Member since 1995.

Prior to founding Archives Northwest, a records archival company, Mr. Panowicz owned TAB Northwest, a company specializing in office management systems. He currently serves on the St. Peter's Hospital Community Board and the boards of directors of Washington Center for the Performing Arts, Olympia Hands-On Children's Museum and Harlequin Productions. He is a member of the board of trustees, Saint Martin's College; member, Olympia Rotary; Past Director, Puget Sound chapter, American Records Management Association.

KEN F. PARSONS, Sr., (56). Chairman, President & CEO, First Community Bank and First Community Financial Group.
FCB director since 1979.
FCFG director since 1984.

Mr. Parsons was a founding director of First Community Bank, and became president of the bank in 1990. He is a founder and was the first operational president of Illuminet (a public company) from 1981 to 1990. Mr. Parsons is Vice President, Washington Independent Community Bankers Association; advisory panel member to the Director, Washington State Department of Financial Institutions; member, bank services committee, Independent Community Bankers Association (ICBA). Mr. Parsons is the former chairman of, and currently serves on the board of trustees of Saint Martin's College and on the board of the Association of Washington Business. Among his numerous community posts, he is an elected fire commissioner and president of the area-wide Fire Commissioners. He also founded several local foundations for student scholarships.

LARRY SCHORNO, (58). Retired.
FCB Board member since 1997.

Mr. Schorno is retired as president of Schorno Agri-Business, a livestock export company he founded. Mr. Schorno pioneered the shipment of livestock by full charter aircraft and Schorno Agri-Business remains one of the nation's leading exporters of live animals, and embryos, shipping to more than 15 countries. He serves as President of the Rocky Prairie Corp., a commercial real estate company, and Schorno Auction Co., a livestock sales firm. Mr. Schorno served as Chairman of the board of Prairie Security Bank, which was acquired by the Company in 1997 and merged into First Community Bank. Mr. Shorno has served as a trustee of the Washington State University Foundation and has been active in the Thurston County Economic Development Council, the Association of Washington Business and was a recipient of the Washington State Governor's Export Award.

Information with Respect to Nominees and Directors whose Terms Continue

        The following table sets forth certain information with respect to the director nominees and the other continuing directors, including the number of shares beneficially held by each as of January 1, 2002. Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares a director or executive officer can vote or transfer and stock options that are exercisable currently or become exercisable within 60 days. Except as noted below, each holder has sole voting and investment power for all shares shown as beneficially owned.

Name, Age and Tenure as Director	Principal Occupation Of Director During Last Five Years	Shares & Percentage Of Common Stock Beneficially Owned As of Jan 1, 2002	Director Class	Director Term Expiration
NOMINEES FOR DIRECTOR
Jewell Manspeaker, 60 Director of FCB since 1995	President, Gray's Harbor Community College	9,402 0.43%(1)	I	2003
Larry Schorno, 58 Director of FCB since 1997	Schorno Agri-Business Retired	16,159 0.74%(2)	II	2004
Sonny Bridges, 57 Director of FCB since 1993	Owner Bridges Restaurants	15,615 0.71%(3)	III	2005
Linda Buckner, 53 Director of FCB since 1994	Vice President & Owner Strapco	7,628 0.35%(4)	III	2005
E. Paul DeTray, 68 Director of FCB since 1979	President, DeTray's Quality Homes, Inc.	101,044 4.62%(5)	III	2005

(1)
Includes 5,400 shares which could be acquired within 60 days by the exercise of stock options.

(2)
Includes 14,206 shares held jointly with spouse; and 1,953 shares held jointly with Mr. Schorno's mother.

(3)
Includes 3,521 shares held jointly with spouse; and 2,157 shares held in an IRA account for the benefit of Mr. Bridges.

(4)
Includes 2,561 shares held jointly with spouse; 2,346 shares held in an IRA account for the benefit of Ms. Buckner; 2,721 shares held in an IRA account for the benefit of her spouse; and 5,834 shares which could be acquired within 60 days by the exercise of stock options.

(5)
Includes 62,237 shares held jointly with spouse; 18,753 held by DeTray's Quality Homes; and 12,850 held by the DeTray Family Partnership.

Name, Age and Tenure as Director	Principal Occupation Of Director During Last Five Years	Shares & Percentage Of Common Stock Beneficially Owned As of Jan 1, 2002	Director Class	Director Term Expiration
CONTINUING DIRECTORS
Patrick L. Martin, 63 Director of FCB since 1980	President & CEO, Patrick's Carpet One(6)	245,184 11.21%(7)	I	2003
Ken F. Parsons, 56 Director of FCB since 1979	Chairman, President & CEO, FCFG and FCB	262,540 12.01%(8)	I	2003
A. Richard Panowicz, 57 Director of FCB since 1995	Chairman, Archives Northwest	251,129 11.48%(9)	II	2004

(6)
Mr. Martin also serves as a director of Carpet Co-op of America, d/b/a Carpet One, and Leading Edge Marketing, both public companies which have a class of securities registered under Section 12 or subject to the requirements of Section 15(d) of the Securities and Exchange Act of 1934.

(7)
Includes 26,865 shares held jointly with spouse; 4,442 shares held in an IRA account for the benefit of Mr. Martin; 1,244 shares held in an IRA account for the benefit of his spouse; and 200,681 shares held by the KSOP, considered beneficially owned by Mr. Martin as trustee for the KSOP.

(8)
Includes 93,467 shares held jointly with spouse; 2,915 share held in an IRA account for the benefit of Mr. Parsons; 1,478 shares held in an IRA account for the benefit of Mr. Parsons' spouse; 31,256 shares held in the KSOP for the benefit of Mr. Parsons; and 133,424 shares which could be acquired within 60 days by the exercise of stock options.

(9)
Includes 27,198 shares held jointly with spouse; 4,410 shares held in a Charitable Reminder Trust, jointly with spouse; 2,744 shares held in and IRA account for the benefit of Mr. Panowicz; 200,681 shares held by the KSOP, considered beneficially owned by Mr. Panowicz as a trustee; and 2, 677 share which could be acquired within 60 days by the exercise of stock options.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" EACH DIRECTOR NOMINEE

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

        The Board of Directors of FCFG generally meets on an as needed basis. There were ten (10) meetings of the Board of Directors of FCFG during 2001. All directors attended more than 75% of such meetings and of all committee meetings of which they were members.

Committees

        The Board of Directors of FCFG and the Bank have established certain committees, including a Compensation Committee, an Audit Committee and a Nominating Committee.

        Compensation Committee.    The Compensation Committee's purpose includes reviewing and proposing to the Board of Directors the compensation to be paid to Mr. Parsons, compensation to be paid to board members, and other compensation and benefit matters for the Bank. There were nine

(9) meetings of the Compensation Committee held in 2001. Current members of the committee are Messrs. Martin (Chairman), DeTray, Panowicz, and Linda Buckner. Ms. Buckner is a member of the board of directors of the Bank and has been nominated for election to the board of directors of the Company.

        Nominating Committee.    The Nominating Committee's purpose was to make recommendations to the Board of Directors on nominating new directors to the board. There was (1) meeting of the Nominating Committee held in 2001. Current members of the committee are Messrs. Martin (chairman), Panowicz, Manspeaker, and Linda Buckner. Ms. Buckner and Mr. Manspeaker are members of the board of directors of the Bank and have been nominated for election to the board of directors of the Company.

NOMINATING PROCEDURES

        Under FCFG's Articles of Incorporation, the nominating committee will consider shareholder nominations for election to the Board of Directors so long as the following procedures are followed:

  •
  Any shareholder may make a nomination (including for himself or herself);

  •
  The nomination must be in writing;

  •
  The nomination must be delivered or mailed, U.S. mail, postage prepaid, to the Chairman of FCFG not less than 14 days nor more than 50 days prior to the annual meeting so long as at least 21 days' notice of the meeting is given to shareholders;

  •
  If less than 21 days' notice of the meeting for election of directors is given to shareholders, the nomination must be delivered or mailed, U.S. mail, postage prepaid, to the Chairman of FCFG not later than the 7th day following the day on which the notice of meeting was mailed; and

  •
  The nomination notification must contain the following information to the extent known to the notifying shareholder:

  •
  The name and address of each proposed nominee;

  •
  The principal occupation of each proposed nominee;

  •
  The total number of shares of stock of FCFG that will be voted for each proposed nominee;

  •
  The name and address of the notifying shareholder; and

  •
  The number of shares of common stock of FCFG owned by the notifying shareholder.

        If nominations do not comply with the above procedures, the Chairman of FCFG may disregard the nomination and instruct the vote teller to disregard any votes cast for such nominee. While the nominating committee will consider all properly submitted nominations, the committee has no obligation to recommend the nominees proposed by a shareholder to the Board of Directors for inclusion on the management slate of proposed nominees at the next Annual Meeting.

        Audit Committee.    The Audit Committee is composed of four (4) independent directors (as defined by the Nasdaq listing standards) and operates under a formal written charter adopted by the Board of Directors. The main function of the Audit Committee includes reviewing the plan, scope, and audit results of the independent auditors, as well as reviewing and approving the services of the independent auditors. The Audit Committee reviews or causes to be reviewed the reports of bank regulatory authorities and reports its conclusions to the Board. The Audit Committee also causes to be reviewed procedures with respect to our records and business practices, and reviews the adequacy and implementation of the internal auditing, accounting and financial controls. Management is responsible for internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The committee's responsibility is to monitor and oversee this process. Current members of the committee are Messrs. Panowicz (Chairman), DeTray, Murphy, and Jewell Manspeaker. Mr. Manspeaker is a member of the board of directors of the Bank and has been nominated for election to the board of directors of the Company. There were four (4) meetings of the Audit Committee during 2001.

REPORT OF AUDIT COMMITTEE

        The Audit Committee has met and held discussions with management and the Company's independent accountants. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

        Our independent accountants also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firm's independence.

        Based on the Committee's review of the audited consolidated financial statements and the various discussions with management and the independent accountants noted above, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

Respectfully submitted by Committee members:

E. Paul DeTray    •     Michael N. Murphy     •     A. Richard Panowicz (Chairman)    •     Jewell Manspeaker

Director Compensation

        Director and Committee Fees.    FCFG has an established program for director compensation in which each director of FCFG receives a monthly retainer fee of $350. Directors of the Bank receive a monthly retainer of $500, a board meeting attendance fee of $500 per meeting, and a committee meeting fee of $175 per meeting.

        Deferred Compensation Agreements.    In 1992, the Company entered into deferred compensation agreements with four directors of FCB. The agreements allowed the directors to defer regular monthly Board fees for five years.

        Performance Based Fees. A performance based fee schedule plan was implemented in 1992 under which, in addition to the base fees, directors receive fee adjustments based on FCFG's annual performance as measured by return on assets. Directors were each paid a $2,100 performance based fee in February 2002 and 2001 for performance in 2001 and 2000, respectively. No fees were paid for 1999 performance.

        Director Stock Option Plan.    On April 19, 1994 the shareholders approved the 1994 Stock Option Plan for Non-Employee Directors ("1994 Plan") that authorized the grant of options to purchase shares of Common Stock to non-employee directors. The 1994 Plan supplements the previously approved 1992 Stock Option Plan for Non-Employee Directors ("1992 Plan"). The exercise price of the options granted under the respective plans must not be less than the greater of the book value or market value at the time of grant, and options have a term of not more than ten years from the date of grant. At December 31, 2001, options to purchase 36,600 shares remained granted and unexercised under the 1994 Plan and 1992 Plan, and 50,246 shares remain available for future grant under the 1994 Plan.

EXECUTIVE COMPENSATION

Summary

        The following table sets forth a summary of certain information concerning the compensation awarded to or paid by FCFG and/or the Bank for services rendered in all capacities during the last three fiscal years to the Chief Executive Officer, and those executive officers earning in excess of $100,000 during the last fiscal year.

Summary Compensation Table

Long Term Compensation
								Awards			Payouts
Annual Compensation
Securities Underlying Options/ SARs(#) (1)
Name & Principal Position	Year	Salary ($)		Bonus ($)		Other Annual Compensation ($)		Restricted Stock Awards ($)			TIPP Payouts ($)		All Other Compensation ($)(2)(3)
Ken F. Parsons President, Director & CEO-FCFG Chairman, Director & CEO-Bank	2001 2000 1999	$ $ $	210,600 188,531 183,090	$ $ $	85,000 75,000 0	$ $ $	0 0 0	$ $ $	0 0 0	0 0 0	$ $ $	0 0 0	$ $ $	18,196 25,515 23,129
James F. Arneson EVP/CFO, Secretary and Treasurer of FCFG and FCB	2001 2000 1999	$ $ $	114,000 106,667 98,333	$ $ $	40,800 39,500 0	$ $ $	0 0 0	$ $ $	0 0 0	2,000 3,000 5,000	$ $ $	0 0 0	$ $ $	10,922 7,771 7,333
Jon M. Jones EVP and Chief Lending Officer of FCB	2001 2000 1999	$ $ $	106,050 93,400 83,336	$ $ $	39,100 33,000 0	$ $ $	0 0 0	$ $ $	0 0 0	2,000 3,000 5,000	$ $ $	0 0 0	$ $ $	9,706 6,601 5,970

(1)
Consists of awards granted pursuant to FCFG's Employee Stock Option and Restricted Stock Award Plan.

(2)
Includes any fees paid to Mr. Parsons as a director for participation in Board and committee meetings of $5,400, $13,500, and $13,350 for 2001, 2000, and 1999, respectively, and amounts paid by FCFG pursuant to the Company's Employee Stock Ownership Plan with 401(k) Provisions.

(3)
For Messrs Arneson and Jones, represents amounts paid by FCFG pursuant to the Company's Employee Stock Ownership Plan with 401(k) Provisions.

Stock Options

        Stock Option Grants.    The following table sets forth certain information concerning individual grants of stock options under the stock option plans to the named executive officers during the year ended December 31, 2001.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
		% of Total Options Granted to Employees
Name	Options Granted(2)		Exercise Price	Expiration Date
					5%	10%
Ken F. Parsons	-0-	—	—	—	—	—
James F. Arneson	2,000	12%	$20.00	12/19/2011	$43,470	$109,710
Jon M. Jones	2,000	12%	$20.00	12/19/2011	$43,470	$109,710

(1)
The potential realizable value is based on the assumption that the stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. These numbers are calculated based on the requirements of the SEC and do not reflect FCFG's estimate of future stock price performance. Actual gains, if any, on stock options exercised and common stock holding are dependent upon future performance of the Company and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

(2)
Each option granted vests at the rate of approximately 20% per annum, beginning December 19, 2002. Options will become immediately exercisable in the event of a change in control of the Company. Each option has an exercise price equal to the greater of (i) the fair market value; or (ii) the net book value of the Common Stock on the date of grant. The options were granted on December 19, 2001.

        Stock Option Exercises.    The following table sets forth certain information concerning exercises of stock options pursuant to FCFG's stock option plans by the executive officers named in the compensation table during the year ended December 31, 2001 and stock options held at year end.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR END OPTION VALUES

			Number of Unexercised Options at Year End		Value of Unexercised Options at Year End(2)
Name	Shares Acquired on Exercise	Value Realized(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Ken F. Parsons	0	0	133,424	0	$524,201	$0
James F. Arneson	0	0	34,417	11,600	$97,761	$5,800
Jon M. Jones	0	0	15,516	9,500	$4,516	$1,000

(1)
Reflects the amount realized from the aggregate of the current market price of the Common Stock less the exercise price.

(2)
On December 31, 2001 the estimated market price of the Common Stock was $20.50. For purposes of the foregoing table, stock options with an exercise price less than that amount are considered to be "in-the-money" and are considered to have a value equal to the difference between this amount and the exercise price of the stock option multiplied by the number of shares covered by the stock option.

Employment Agreements

        Ken F. Parsons.    On September 1, 1996, FCFG entered into an employment agreement with Mr. Parsons, President, Chief Executive Officer and Director of FCFG and of the Bank. The agreement has an eight-year term, subject to renewal. FCFG may terminate the agreement at any time for cause without incurring any post-termination obligation to Mr. Parsons, or without cause with severance benefits of thirty-six months' salary continuation. If Mr. Parsons terminates his employment for any reason within twelve months of a change in majority control of FCFG, then the agreement provides the same severance benefits. Mr. Parsons is generally prohibited from competing with FCFG in its market area for at least twelve months following termination for any reason. The non-compete period is increased to thirty-six months following termination by FCFG without cause or by Mr. Parsons with good reason. The agreement provides that upon retirement, Mr. Parsons will receive a continuing service consulting fee based upon annual cash compensation and years of serving FCFG.

        James F. Arneson.    Effective March 1, 1998, FCFG and the Bank entered into an employment agreement with Mr. Arneson, Executive Vice President, Chief Financial Officer, Secretary and Treasurer of FCFG and the Bank. The agreement has a two-year term, with automatic two-year term renewals on each anniversary date of the agreement. FCFG may terminate the agreement at any time for cause without incurring any post-termination obligation to Mr. Arneson, or without cause with severance benefits of 12 months' salary continuation. If Mr. Arneson terminates his employment for any reason within twelve months of a change in majority control of FCFG, then the agreement provides severance benefits of 24 months' salary continuation. Mr. Arneson is generally prohibited from competing with FCFG in its market area for at least twelve months following termination for any reason.

        Jon M. Jones.    Effective September 5, 2001, FCFG and the Bank entered into an employment agreement with Mr. Jones, Executive Vice President, Chief Lending Officer, of the Bank. The agreement has a two year term, with automatic two-year term renewals on each anniversary date of the agreement. FCFG may terminate the agreement at any time for cause without incurring any post-termination obligation to Mr. Jones, or with cause with severance benefits of 12 months' salary continuation. If Mr. Jones terminates his employment for any reason within twelve months of a change in majority control of FCFG, then the agreement provides severance benefits of 24 months' salary continuation. Mr. Jones is generally prohibited from competing with FCFG in its market area for at least twelve months following termination for any reason.

EMPLOYEE COMPENSATION PLANS

Executive Supplemental Income Plan

        In 1992, the Company adopted an Executive Supplemental Income Plan ("ESIP") covering a senior group of management personnel. The post-retirement benefit provided by the ESIP is designed to supplement a participating officer's retirement benefits from social security, in order to provide the officer with a certain percentage of final average income at retirement age. Additionally, the ESIP provides a pre-retirement death benefit. These benefits are funded by life insurance policies owned by the Company covering the lives of participants.

Employee Stock Option Plan

        In 1999, Shareholders of FCFG approved the 1999 Employee Stock Option Plan ("Plan"). The Plan replaces the 1989 employee stock option and restricted stock award plan previously approved by the shareholders. The purpose of the Plan is to provide additional incentives to selected eligible key officers of FCFG and its subsidiaries with the intention of (i) attracting and retaining the best available personnel for positions of responsibility with the Company and its subsidiaries, (ii) promoting the success of the business activities of the Company, and (iii) increasing shareholder value. The incentives are in the form of options to purchase shares of Common Stock. The Company has the first right of refusal to purchase any shares issued under the Plan prior to being sold on the open market. At December 31, 2001, options covering 293,546 shares were granted and remain unexercised under this plan and all predecessor plans, and 10,500 shares remain available for future grant.

        Under the terms of the Plan, the exercise price of option shares will be the greater of the fair market value or net book value of the shares on the date the option is granted. All options granted in accordance with the Plan are incentive options under Section 422A of the Internal Revenue Code, and are exercisable over a ten (10) year period from the date of the grant.

Employee Stock Ownership Plan

        FCFG provides retirement benefits to eligible employees through an Employee Stock Ownership Plan that includes Internal Revenue Code 401(k) provisions (the "KSOP"). The KSOP was adopted as a 401(k) plan in 1987, and restated in 1992 to add employee stock ownership plan provisions. Eligible employees may defer up to 15% of their annual compensation on a pre-tax basis subject to certain IRS limits. Under the terms of the Plan, the Company matches one-half the employees' contributions, up to 3% of the employees' compensation. Profit sharing contributions to the Plan may also be made at the discretion of the Board of Directors.

        All funds in the KSOP are held in trust. The KSOP is administered by a Board of Trustees that consist of Messrs. Arneson, Martin, and Panowicz. Investment of employee contributions to the KSOP are directed by the employee into a combination of the Company's Common Stock and a number of mutual and money market funds. The investment of Company contributions to the KSOP are generally invested in shares of the Company's Common Stock, although the Trustees have the discretion to invest in such other prudent investments as deemed appropriate.

        Upon retirement or termination of employment, a participant is entitled to receive all Employer Basic Contributions, Employee Salary Reductions and Rollover Contributions. The participant will also be eligible to withdraw Employer Optional and Matching Contributions contributed by FCFG from profits, subject to a vesting schedule. A participant becomes fully vested in five years, with vesting of 20% each year after the first year of participation.

        Contributions to the KSOP for the year ended December 31, 2001 were $450,000.

Incentive Compensation Plan

        Incentive compensation is awarded to officers and qualified employees based on the financial performance of the Company. Awards are payable if the Company meets earnings and growth objectives and are determined as a percentage of the participant's base salary.

Executive Compensation Interlocks and Insider Participation

        The Compensation Committee is composed of four outside Directors. There are no Executive Compensation Committee interlocks.

REPORT OF COMPENSATION COMMITTEE

        The report of the Personnel and Compensation Committee (the "Committee") is intended to describe in general terms the process the Committee undertakes and the factors it considers in determining the appropriate compensation for FCFG executive officers, including the executive officers named in the summary compensation table (the "Named Executives").

Responsibilities and Composition of the Committee

        The Committee is responsible for (i) establishing and monitoring compensation programs for executive officers of FCFG and its subsidiaries; (ii) administering and maintaining such programs in a manner that will benefit the long-term interests of FCFG and its shareholders; (iii) determining the compensation of the Chief Executive Officer, and (iv) determining the compensation of the board of directors. In carrying out its responsibilities, the Committee may, from time to time, use a variety of resources, including retaining experts in compensation matters. In 2001, the Committee retained a nationally recognized firm to assist them in evaluating compensation and benefit programs used by FCFG and the Bank. Current members of the Committee are Messrs. Martin (Chairman), DeTray, and Panowicz, and Linda Buckner (who serves on the board of directors of the Bank and has been nominated for election to the Company's board of directors.) None of the members of the Committee are officers or employees of FCFG or the Bank.

Compensation Philosophy

        The Committee's compensation philosophy is intended to reflect and support the goals and strategies that FCFG has established. Currently, FCFG's growth strategy is to expand the market share of markets currently served and to enter new markets within Southwest Washington. The key elements of this strategy are increased market penetration, geographic expansion, loan portfolio growth, development of innovative new product offerings, expanding the banking relationship with each customer and maintenance of asset quality. The Committee believes these goals, which are intended to create long-term shareholder value, must be supported by a compensation program that:

  •
  attracts and retains highly qualified executives;

  •
  provides levels of compensation that are competitive with those offered by other financial institutions;

  •
  motivates executives to enhance long-term shareholder value by helping them to build their own ownership in FCFG; and

  •
  integrates FCFG's long-term strategic planning and measurement processes

Components of Compensation Program

        FCFG's compensation program for executives consists of four key elements: (i) base salary; (ii) a performance-based annual bonus; (iii) periodic grants of options and other stock-based compensation; and (iv) the executive supplemental income program ("ESIP").

        The Committee believes that this four-part approach best serves the interests of FCFG and its shareholders. It enables FCFG to meet the requirements of the highly competitive banking environment in which it operates, while ensuring that executive officers are compensated in a way that advances both the short and long-term interests of shareholders. The variable annual bonus permits individual performance to be recognized and is based, in significant part, on an evaluation of the contribution made by the officer to FCFG's overall performance. Options and other stock-based compensation relate a significant portion of long-term remuneration directly to stock price appreciation realized by FCFG's shareholders, and further serve to promote an executive's continued service to the organization. The ESIP is designed to supplement a participating officer's retirement benefits from social security, in order to provide the officer with a certain percentage of final average income at retirement age. Additionally, the ESIP provides a pre-retirement death benefit.

        Base Salary.    Base salaries for FCFG's executive officers except for the Chief Executive Officer are established by the Chief Executive Officer, taking into account such factors as competitive industry salaries, an executive's scope of responsibilities, and individual performance and contribution to the organization.

        Annual Incentive.    Executive officers have an annual incentive (bonus) opportunity with awards based on the overall performance of FCFG. The performance targets may be based on one or more of the following criteria: growth in assets, return on assets and return on equity. FCFG's Chief Executive Officer determines the annual incentive pool at the commencement of each fiscal year. The size of the pool is based upon an assessment of FCFG's targeted performance as compared to previous year financial performance and the financial performance of other peer financial institutions. The Chief Executive Officer makes individual incentive recommendations to the Committee, within the limits of the pool, for eligible employees based upon an evaluation of their individual performance and contribution to FCFG's overall performance. If at the end of the fiscal year, FCFG's performance meets the targets that have been established, the incentives established at the beginning of the year are recommended to the Committee for approval. If actual performance is either higher or lower than the target, recommended incentives are adjusted upward or downward, accordingly.

Stock Option and Other Stock-Based Compensation

        Equity-based compensation is intended to more closely align the financial interests of FCFG's executives with long-term shareholder value, and to assist in the retention of executives who are key to the success of FCFG and its subsidiaries. Equity-based compensation has taken the form of incentive stock options pursuant to FCFG's existing stock option plans. The Committee determines from time to time which executives, if any, will receive stock options and determines the number of shares subject to each option. Grants of stock options are based on various subjective factors relating primarily to the responsibilities of individual executives, their past and expected future contributions to FCFG and prior option grants.

Chief Executive Officer Compensation

        The base compensation for FCFG's President and Chief Executive Officer, Ken F. Parsons, was determined by the Committee with final approval by the Board of Directors of FCFG based on the same criteria as the compensation for the other executive officers. FCFG entered into an eight-year employment agreement with Mr. Parsons on September 1, 1996 (see "Employment Agreements"). The Chief Executive Officer's bonus potential is based on achievement of growth and earnings targets and is determined by the Committee with final approval by the Board of Directors. The performance target was achieved for fiscal 2001. Mr. Parsons does not participate in matters relating to his own compensation.

        The post-retirement benefit provided by the ESIP is designed to supplement a participating officer's retirement benefits from social security, in order to provide the officer with a certain percentage of final average income at retirement age. Additionally, the ESIP provides a pre-retirement death benefit. These benefits are funded by life insurance policies owned by the Company covering the lives of participants.

Conclusion

        The Committee believes that for the 2001 fiscal year, the compensation for Mr. Parsons, as well as for the other executive officers, was consistent with FCFG's overall compensation philosophy and clearly related to the realization of FCFG's goals and strategies for the year.

Respectfully submitted by Committee members:

E. Paul DeTray    •     Patrick L. Martin (Chairman)    •     Richard Panowicz     •     Linda Buckner

STOCK PERFORMANCE GRAPH

        The following line graph compares the total cumulative shareholder return on the Company's Common Stock, based on quarterly reinvestment of all dividends, to the cumulative total returns of the Standard & Poor's S&P Composite 500 Index and the SNL Index of all banks traded on the electronic Bulletin Board on Pink Sheets. The graph assumes $100 invested on December 31, 1996 in the Company's Common Stock and each of the indices. The graph does not depict actual operating financial performance of the Company.

First Community Financial Group, Inc.
Stock Performance

	Period Ending
Index
	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
FCFG	$100.00	$116.93	$140.32	$122.83	$107.00	$107.22
S&P 500	$100.00	$133.10	$170.82	$206.50	$187.85	$165.59
SNL All Bulletin Board and Pink Banks	$100.00	$139.42	$162.69	$142.45	$122.23	$128.10

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table provides information as of January 1, 2002, with respect to the shares beneficially owned by (i) the non-director executive officers named in the compensation table; (ii) directors of FCFG who have not been re-nominated for director, (iii) all persons known by management who beneficially own more than five percent of FCFG's common stock (except for Mr. Parsons, whose ownership information is provided elsewhere in this document) and (iv) all executive officers and directors of FCFG as a group. Except as noted below, each holder has sole voting and investment power with respect to shares listed as owned. Unless otherwise noted, all shares owned represent less than one percent of the outstanding shares of FCFG.

Name, Relationship with FCFG	Current Position with Company and Prior Five Year Business Experience	Number of Shares Beneficially Owned	Percent of Class Beneficially Owned
James F. Arneson, 41	EVP, Chief Financial Officer	240,923(1)	11.02%
Jon M. Jones, 40	EVP/Chief Lending Officer since 1998 SVP/Chief Lending Officer—1997 VP/Regional Business Banking Manager 1995 - 1996	22,611(2)	1.03%
Michael N. Murphy, 59 Director since 1995	Washington State Deputy Auditor, Retired	18,977(3)	0.87%
FCFG Employee Stock Ownership Plan ("KSOP")		200,681(4)	9.18%
Directors and Executive Officers as a group (10 members)		772,495(5)	35.32%

(1)
Includes 1,600 shares held jointly with spouse; 180 shares held in an IRA account for the benefit of Mr. Arneson; 4,045 shares held in the KSOP for the benefit of Mr. Arneson; 200,681 shares held by the KSOP which are considered beneficially owned by Mr. Arneson as trustee for the KSOP; and 34,417 shares which could be acquired within 60 days by the exercise of stock options.

(2)
Includes 1,775 shares held jointly with spouse; 5,320 shares held in the KSOP for the benefit of Mr. Jones and 15,516 shares which could be acquired within 60 days by the exercise of stock options.

(3)
Includes 5,834 shares that could be acquired within 60 days by the exercise of stock options.

(4)
Under SEC rules, the KSOP is considered to beneficially own these shares with Messrs. Arneson, Martin and Panowicz.

(5)
Includes 200,681 shares held by the KSOP that are considered beneficially owned by Messrs. Arneson, Martin and Panowicz. Also includes options for 203,102 shares owned by directors and management, which are exercisable within 60 days of December 31, 2001.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        During 2001 many directors and executive officers of FCFG and the Bank and their associates were also customers of the Bank. It is anticipated that directors, executive officers, and their associates will continue to be customers of the Bank in the future. The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal shareholders and their associates, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others and which do not involve more than the normal risk of collectability or present other unfavorable features.

        FCB leases office space in which the Hawks Prairie branch office is located at 130 Marvin Road SE, Lacey, Washington, from Hawks Prairie Professional Center LLC, of which the Company's President and Chief Executive Officer, Ken F. Parsons and director E. Paul DeTray are both partners. The initial term of the lease is five (5) years, with three five (5) year renewal options. The current lease payment is $13,908 per month, (which is adjusted on an annual basis in accordance with the Consumer price Index for the Seattle, Tacoma, Bremerton area effective on each anniversary date of the lease). The Company and FCB considers the rent and the terms and conditions of the lease agreement to be fair and substantially the same or better than the terms and conditions of leases prevailing for comparable arms-length transactions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        FCFG has adopted procedures to assist its directors and executive officers with Section 16(a) of the Securities Exchange Act, which includes assisting the officer or director in preparing forms for filing with the Securities Exchange Commission. Based on the review of such forms, FCFG believes that all of its executive officers and directors complied with all filing requirements applicable to them, except that Mr. James Arneson inadvertently failed to file a statement of change in beneficial ownership on Form 5 to report options granted to him in 1997 and 2000. The required form has subsequently been filed to report these transactions.

AUDITORS

        McGladrey & Pullen, LLP ("McGladrey") independent certified public accountants, performed the audit of the consolidated financial statements for FCFG and its wholly owned subsidiaries for the year ended December 31, 2001. A representative of McGladrey has been invited to the Annual Meeting, and may have the opportunity to make a statement if desired.

Fees Paid to Independent Auditors

        During the fiscal year ended December 31, 2001, fees paid to McGladrey, our independent auditors, consisted of the following:

        Audit Fees.    Audit fees billed to us by McGladrey during our 2001 fiscal year for the audit of our annual financial statements and review of financial information included in our quarterly reports on Form 10-Q totaled $73,100.

        Financial Information Systems Design and Implementation Fees.    We did not engage McGladrey to provide advice regarding financial information systems design and implementation during the fiscal year ended December 31, 2001.

        All Other Fees.    Fees, including out-of-pocket expenses, billed for services provided to the Company by McGladrey during 2001, other than the services described above under "Audit Fees" were $93,700.

        For the fiscal year 2001, the Board considered and deemed the services provided by McGladrey compatible with maintaining the principal accountant's independence.

OTHER MATTERS

        The Board of Directors knows of no other matters to be brought before this Annual Meeting. However, if other matters should properly come before the meeting, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with the recommendations of management on such matters.

SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING

        Shareholders interested in presenting a proposal for consideration at the annual meeting of shareholders in 2003 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible for inclusion in the proxy statement, shareholder proposals must be received by the Company no later than December 5, 2002. Additionally, if notice of a shareholder proposal is received after February 18, 2003, the persons named as proxies in the form of proxy will have discretionary authority to vote on the shareholder proposal.

MISCELLANEOUS

        Any shareholder may obtain without charge a copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 for the year ended December 31, 2001. Written requests for the Form 10-K should be addressed to James F. Arneson, First Community Financial Group, Inc., 721 College Street, P.O. Box 3800, Lacey, Washington 98509-3800.

By Order of the Board of Directors
Lacey, Washington April 4, 2002	/s/ JAMES F. ARNESON James F. Arneson Secretary

IMPORTANT: The prompt return of proxies will save FCFG the expense of further requests for proxies, you are urged to SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. If you do attend the meeting, you may then withdraw your Proxy. Any person giving a Proxy may revoke it prior to its exercise.

PROXY

This Proxy Is Solicited on Behalf of the Board of Directors

        The undersigned hereby appoints Ken F. Parsons, Sr., and James F. Arneson, and each of them (with full power to act alone) as Proxies, with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of First Community Financial Group, held of record on March 22, 2002, which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 2, 2002, or any adjournment of such Meeting.

        Management knows of no other matters that may properly be, or which are likely to be, brought before the Meeting. However, if any other matters are properly presented at the Meeting, this Proxy will be voted in accordance with the recommendations of management.

PLEASE SIGN AND RETURN IMMEDIATELY
See reverse for voting instructions.

FIRST COMMUNITY FINANCIAL GROUP
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
MAY 2, 2002
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
FIRST COMMUNITY FINANCIAL GROUP
PLEASE SIGN AND RETURN IMMEDIATELY

The Board of Directors Recommends a Vote "FOR" the listed proposals.

1.	Election of Directors:
	(01) Jewell Manspeaker (02) Lawrence Schorno (03) Lowell E. Bridges (04) Linda Buckner (05) E. Paul DeTray	— — — — —	1 Year Term 2 Year Term 3 Year Term 3 Year Term 3 Year Term	/ /	Vote FOR all nominees (except as marked)	/ /	Vote WITHHELD from all nominees
	(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)					/ /
2.	WHATEVER OTHER BUSINESS may properly be brought before the Meeting or any adjournment thereof.

THIS PROXY CONFERS AUTHORITY TO VOTE "FOR" AND WILL BE VOTED "FOR" THE PROPOSALS LISTED UNLESS AUTHORITY IS WITHHELD OR A VOTE AGAINST IS SPECIFIED, IN WHICH CASE THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION SO MADE.
Address Change? Mark Box	/ /	Indicate changes below:	Date	, 2002

Signature of Shareholder(s)

Signature of Shareholder(s)
All joint owners must sign. When signing as attorney, executor, administrator, officer, trustee or guardian, please give full title. If more than one trustee, all should sign.

            I plan to attend the meeting in Lacey, Washington, at 6:00 p.m. on May 2nd, 2002.

Please DATE, SIGN, and RETURN this Proxy. Even if you plan to attend the meeting, please return this proxy. Thank you.

QuickLinks

PROPOSAL NO. 1: ELECTION OF DIRECTORS
Director Nominees and Continuing FCFG Directors
INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES
NOMINATING PROCEDURES
REPORT OF AUDIT COMMITTEE
EXECUTIVE COMPENSATION
Summary Compensation Table
OPTION/SAR GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR END OPTION VALUES
EMPLOYEE COMPENSATION PLANS
REPORT OF COMPENSATION COMMITTEE
STOCK PERFORMANCE GRAPH
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDITORS
OTHER MATTERS